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                                                                    Exhibit 99.1
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News from Dean Foods
                                                                         [LOGO]

Contact: Howard Dean, Chairman & CEO
         Eric Blanchard, V.P. Secretary & General Counsel
         (847) 678-1680

         NYSE:  DF
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                     DEAN FOODS COMPANY ADOPTS A PREFERRED
                        SHARE PURCHASE RIGHTS AGREEMENT

Franklin Park, IL - May 22, 1998 - Dean Foods Company announced today that its Board of Directors, at its regularly scheduled meeting, adopted a Preferred Share Purchase Rights Agreement and declared a dividend distribution to be made to stockholders of record at the close of business on the record date, August 10, 1998, of one Preferred Share Purchase Right on each outstanding share of the Company's common stock. The Rights will replace the Company's existing rights which will expire on the Record Date.

  The Rights contain provisions which are intended to protect the Company's stockholders in the event of an unsolicited attempt to acquire the Company at a value that is unfair to the Company's stockholders. The Company is not aware of any such attempt at present.

  The Rights will attach to and trade with the Company's common stock, but will detach and become exercisable ten days after it is publicly announced that a person or group has acquired, or has announced a tender offer for, 15% or more of the Company's common stock. The Rights will initially be exercisable to purchase common stock equivalents for $200 per share. Upon a person acquiring 15% or more of the Company's outstanding common stock, the Rights will entitle the holders (other than the acquiring person) to buy shares of common stock at a 50% discount. The Company will be entitled to redeem the Rights at $.01 per Right at any time before a 15% position has been acquired.

  The Rights will expire on August 10, 2008, unless previously redeemed or exercised. The distribution of the Rights is not a taxable event to stockholders.

  Additional details of the Rights distribution will be provided to stockholders.

  Dean Foods is the nation's leading dairy processor and distributor, producing a full line of branded and private label products, including fluid milk, cottage cheese and ice cream sold under the Dean's and other regional brand names. Dean's frozen vegetable business is a market leader and includes the Birds Eye, Freshlike and Veg-All brand names, as well as private label. Dean Foods is also a leader in private label pickles, snack dips, refrigerated salad dressings and non-dairy coffee creamers.


Dean Foods Company 3600 North River Road Franklin Park, Illinois 60131 Investor Relations Inquiries: Lu Ann Lilja, Director, Corporate Communications

    (847) 678-1680
    (847) 233-5459
fax (847) 233-5508